EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement No. 333-33999 of Tyco International Ltd. on Form S-8 of our report dated June 26, 2006, relating to the financial statements of the Tyco International (US) Inc. Retirement Savings and Investment Plan I as of December 31, 2005 and for the year ended December 31, 2005, which appears in this Form 11-K.

/s/ Mitchell & Titus, LLP

June 22, 2007